Company Contacts:

Victoria M. Holt	Randy C. Martin

President and Chief Executive Officer	Executive Vice President and Chief Financial Officer

(314) 721-4242	(314) 721-4242

For Immediate Release Wednesday, September 12, 2012

SPARTECH ANNOUNCES THIRD QUARTER RESULTS
_________________________________

St. Louis, Missouri, September 12, 2012 - Spartech Corporation (NYSE:SEH), a leading producer of plastic sheet, compounds, and packaging solutions, announced today operating results for the third quarter of 2012.

Highlights for the Third Quarter 2012

•	Net sales decreased by 3% from the prior year quarter to $282.4 million on lower volume.

•
Operating earnings decreased to $5.1 million from $8.3 million in the prior year period. Operating earnings excluding special items decreased to $6.0 million from $8.5 million in the prior year period. A $2.2 million change in bad debt expense from a reversal in the prior year period accounted for the principal difference in the quarterly comparison.

•
The Custom Sheet and Rollstock segment operating earnings excluding special items improved by 24% over the prior period, primarily from an increased mix of higher margin products and operational improvements during the quarter.

•
Diluted earnings per share from continuing operations were $0.06 per share compared to $0.10 per share in the prior year period. Diluted earnings per share from continuing operations excluding special items (restructuring and exit costs) were $0.08 per share, compared to $0.10 per share in the prior year period. The current year third quarter earnings per share measures benefited from a lower effective tax rate (6%) compared to a higher effective tax rate (46%) in the previous period. These rates compare to our statutory rate of 35%.

•	Generated $20.3 million of cash flow from operations which was used to pay down $15.1 million of debt.

Vicki Holt, Spartech's President and Chief Executive Officer, said, "Although we continue to make progress on new customer programs in the Packaging Technologies segment, the results for the quarter fell short of our expectations due to lower sales in graphic arts and higher development costs for new programs. The growth and financial performance of our Packaging Technologies segment have not scaled up as quickly as anticipated, but we are successfully executing our strategy to expand our customer base and new commercial applications that will benefit the future sales potential of this segment."

Holt added, “We continue to be confident in our initiatives to enhance margins, accelerate growth, and manage our cost structure. The Custom Sheet and Rollstock segment continues to execute operational improvements and we are delivering measurable earnings improvements in this segment. We are on track to complete by calendar year end the two strategic actions we announced last quarter: the consolidation of our Custom Sheet and Rollstock facilities in Canada and the expansion of our Muncie, Indiana packaging facility.”

Consolidated Results
Net sales were $282.4 million for the third quarter of 2012, a 3% decrease over the prior year. This reflects a nominal increase at Custom Sheet and Rollstock, a 10% decrease at Packaging Technologies and a 4% decrease at Color and Specialty Compounds. The overall decrease reflects the 3% decline in volume and the pass-through of lower raw material prices as lower selling prices. The decrease in underlying volume is primarily attributed to lower sales to the appliance and electronics and graphic arts markets which were partially offset by an increase in the transportation and material handling markets.

Gross margin per pound sold increased from 11.5 cents for the three months ended July 30, 2011 to 12.2 cents for the three months ended August 4, 2012. The gross margin per pound increase primarily reflects improved margin from a better mix of high margin products and operational improvements. Focus on increased production yield and the use of regrind and recycled materials was instrumental to generating the operating improvements achieved.

Selling, general and administrative expenses were $20.7 million in the third quarter of 2012 compared to $17.7 million in the prior year. A $2.2 million change in bad debt expense from a reversal during the third quarter of 2011 accounted for the principal difference in the quarterly comparison. The period also includes higher benefit costs, travel expenses and $0.3 million of severance expense associated with the decision to streamline our management structure.

Interest expense, net of interest income, was $3.2 million in the third quarter of 2012 compared to $2.8 million in the same period of the prior year. The increase was primarily due to an increase in interest rates on outstanding debt as well as the additional fees incurred in the second quarter of 2012 that are amortized over the remaining term of the Company's senior note debt.

Income tax expense was $0.1 million in the third quarter of 2012 compared to an expense of $2.6 million in the third quarter of 2011. The current quarter tax expense was reduced by $0.6 million for income tax benefits related to additional research and development credits and other deferred tax adjustments, resulting in an effective tax rate of 6%. The prior year quarter tax expense included a $1.5 million expense associated with the write-off of a deferred tax asset due to a tax law change partially offset by $0.8 million of income tax benefits from discrete items including additional research and development credits and state tax incentives, reflecting a 46% effective tax rate. These tax rates compare to our statutory tax rate of 35%, which is impacted by the mix of income by tax jurisdiction, tax credits, and discrete items incurred in each period. The Company expects its effective tax rate to be in the range of 35% to 38% in the final quarter of its fiscal year.

Net earnings from continuing operations were $1.8 million or $0.06 per diluted share for the third quarter of 2012, compared to net earnings from continuing operations of $3.0 million or $0.10 per diluted share in the prior year. Excluding special items, net earnings from continuing operations were $2.5 million or $0.08 per diluted share for the third quarter of 2012, compared to a net earnings of $3.1 million or $0.10 per diluted share in the prior year. The current year third quarter earnings per share measures benefited from the lower effective tax rate (6%) compared to a higher effective tax rate (46%) in the previous period.

Cash flows from operations in the third quarter of 2012 were $20.3 million. The Company used these cash flows to reduce debt by $15.1 million and fund $4.9 million in capital expenditures including building capacity for new specialty production lines at the Muncie, Indiana facility.

A table is presented at the end of this release to reconcile amounts excluding special items to comparable GAAP measures.

Segment Results
The results of Spartech's three operating segments are discussed below.

Custom Sheet and Rollstock - Net sales were $149.4 million for the three months ended August 4, 2012, a 4% increase from price/mix offset by a decrease in underlying volume of 4% when compared to 2011. The underlying sales volume primarily reflects a decrease in sales volume to the appliance and electronics end market, partially offset by an increase in sales to the automotive and material handling sectors. The price/mix increase was mostly caused by a greater percentage of higher priced products, offset by lower selling prices from the pass through of raw material decreases from the prior year quarter. Operating earnings excluding special items were $7.8 million for the three months ended August 4, 2012 compared to $6.3 million for the three months ended July 30, 2011. The $1.5 million increase in operating earnings is attributed to $3.3 million of improvement primarily from an increased mix of higher margin products and operational improvements, such as increased production yield and regrind material usage, offset by $1.8 million resulting from the reversal of bad debt expense in the prior year period.

Packaging Technologies - Net sales were $58.4 million for the three months ended August 4, 2012, a 3% decrease from price/mix and a 7% decrease in underlying volume when compared to 2011. Underlying sales volume in this segment was down due to a significant decrease in volume to the graphic arts market related to certain programs not continuing in the current period. Sales volume to the food and consumer packaging market was up slightly, but below the Company's expectations due to the delayed launch or commercialization of several new programs. The price/mix decrease was primarily related to lower prices from raw material decreases passed through as lower selling prices and a product mix that included a greater percentage of lower priced products. Operating earnings excluding special items were $4.0 million for the three months ended August 4, 2012 compared to $6.9 million for the three months ended July 30, 2011. The decrease in earnings can be attributed to the decrease in sales and additional development costs from new food and consumer packaging programs.

Color and Specialty Compounds - Net sales were $74.7 million for the three months ended August 4, 2012, a 2% decrease from price/mix and a decrease in underlying volume of 2% when compared to 2011. Underlying sales volume for this segment was lower due to a decrease in automotive sales in Europe. The price/mix decrease was primarily attributable to lower prices from raw material decreases passed through as lower selling prices. Operating earnings excluding special items were $2.1 million for the three months ended August 4, 2012 compared to $3.1 million in the same period of the prior year. The decrease in operating earnings was due to a decrease in sales volume and mix of lower margin products offset by operational yield improvements. In addition, the prior year quarter included $0.4 million of income resulting from the reversal of bad debt expense in the prior year period.

Outlook
Despite our shortfall in third quarter earnings performance largely related to lower sales and higher new product development costs in our Packaging Technologies segment, Spartech expects annual earnings per share from continuing operations excluding special items (restructuring and exit costs) to be comparable to annual earnings per share for fiscal year 2011. Although demand in the Company's diverse end market segments continues to be volatile and raw materials pricing is dynamic, the Company continues to shift its product mix toward more specialized and higher margin products. We intend to build on our foundation from the operational improvements executed in the our Custom Sheet and Rollstock and Color and Specialty Compounds segments as well as the repositioning of our Packaging Technologies segment for an expanded customer base.

Special Items and Discontinued Operations
As previously announced, on May 15, 2012, the Company initiated restructuring actions to reduce costs and reposition its portfolio to more specialty and higher-value products. The plan includes the consolidation of two Custom Sheet and Rollstock facilities in Canada into the Granby, Quebec location in order to reduce fixed costs and better leverage equipment and resources within one operation. The Company expects to incur approximately $1.7 million in restructuring costs over the next 12 months, which will be comprised primarily of employee severance, facility consolidation and shut-down costs, and fixed asset valuation adjustments.

As a result of this action, the Company recorded $0.9 million in restructuring and exit costs during the third quarter compared to $0.2 million in the same period of the prior year. The charges in the previous year are the result of a previous announced restructuring effort completed in 2011. Restructuring and exit costs were comprised of employee severance, facility consolidation and shut-down costs and fixed asset valuation adjustments for assets related to restructured facilities.

Discontinued operations include the Company's former marine business, sheet business in Donchery, France, and toll compounding business in Arlington, Texas, all of which were shutdown in 2009, and the Company's wheels and profiles businesses, both of which were divested in 2009.

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Spartech will hold a conference call with investors and financial analysts at 11:00 a.m. EST on Thursday, September 13, 2012, to discuss Spartech's third quarter 2012 financial results. Prior to this call, the Company will provide supplemental slides on its website at www.spartech.com (under Presentations in the Investor Relations menu). Investors can listen to the call live via webcast by logging onto www.spartech.com, or via phone by dialing (877) 724-7545 and providing the Conference ID #: 40099194. International callers may dial (832) 900-4628.

Spartech Corporation is a leading producer of plastic products including polymeric compounds, concentrates, custom extruded sheet and rollstock products and packaging technologies for a wide spectrum of customers.  The Company's three business segments, which operate facilities in the United States, Mexico, Canada, and France, annually process approximately one billion pounds of plastic resins, specialty plastic alloys, and color and specialty compounds.

Cautionary Statements Concerning Forward-Looking Statements

Statements in this Form 10-Q that are not purely historical, including statements that express the Company’s belief, anticipation or expectation about future events, are forward-looking statements. “Forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 relate to future events and expectations and include statements containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ from our forward-looking statements are as follows:

(a)	Adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products of the types we produce;

(b)	Restrictions imposed on us by instruments governing our indebtedness, the possible inability to comply with requirements and covenants of those instruments and inability to access capital markets;

(c)	Our ability to compete effectively on product performance, quality, price, availability, product development, and customer service;

(d)	Adverse changes in the markets we serve, including the packaging, transportation, building and construction, recreation and leisure, and other markets, some of which tend to be cyclical;

(e)
Volatility of prices and availability of supply of energy and raw materials that are critical to the manufacture of our products, particularly plastic resins derived from oil and natural gas, including future impacts of natural disasters;

(f)	Our inability to manage or pass through to customers an adequate level of increases in the costs of materials, freight, utilities, or other conversion costs;

(g)	Our inability to achieve and sustain the level of cost savings, productivity improvements, gross margin enhancements, growth or other benefits anticipated from our improvement initiatives;

(h)	Our inability to collect all or a portion of our receivables with large customers or a number of customers;

(i)	Loss of business with a limited number of customers that represent a significant percentage of our revenues;

(j)	Significant changes in or termination of major contracts with customers or suppliers;

(k)	Possible asset impairments;

(l)
Our inability to predict accurately the costs to be incurred, time taken to complete, operating disruptions therefrom, potential loss of business or savings to be achieved in connection with announced production plant consolidations and line moves;

(m)	Adverse findings in significant legal or environmental proceedings or our inability to comply with applicable environmental laws and regulations;

(n)	Our inability to develop and launch new products successfully;

(o)	Possible weaknesses in internal controls; and
We assume no responsibility to update our forward-looking statements.

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Operations

	Three Months Ended		Nine Months Ended
	August 4,	July 30,	August 4,	July 30,
(Unaudited and dollars in thousands, except per share data)	2012	2011	2012	2011
Net sales	$282,447	$291,716	$862,551	$809,050
Costs and expenses
Cost of sales	255,315	265,051	783,924	736,902
Selling, general and administrative expenses	20,673	17,744	63,302	55,730
Amortization of intangibles	422	422	1,267	1,265
Restructuring and exit costs	897	174	897	1,550
Total costs and expenses	277,307	283,391	849,390	795,447
Operating earnings	5,140	8,325	13,161	13,603
Interest expense, net of interest income	3,181	2,784	9,129	8,041
Earnings from continuing operations before income taxes	1,959	5,541	4,032	5,562
Income tax expense	121	2,553	791	1,566
Net earnings from continuing operations	1,838	2,988	3,241	3,996
Net earnings from discontinued operations, net of tax	—	19	18	2,664
Net earnings	$1,838	$3,007	$3,259	$6,660

Basic earnings per share:
Earnings from continuing operations	$0.06	$0.10	$0.10	$0.13
Earnings from discontinued operations, net of tax	—	—	—	0.09
Net earnings per share	$0.06	$0.10	$0.10	$0.22
Diluted earnings per share:
Earnings from continuing operations	$0.06	$0.10	$0.10	$0.13
Earnings from discontinued operations, net of tax	—	—	—	0.08
Net earnings per share	$0.06	$0.10	$0.10	$0.21

Note: The Company's fiscal year ends on the Saturday closest to October 31st and fiscal years generally contain 52 weeks. However, because of this accounting convention, every fifth or sixth fiscal year has an additional week, and 2012 will be reported as a 53-week fiscal year. The Company's first nine months ended August 4, 2012 included 40 weeks compared to 39 weeks in the first nine months of the prior year.

Spartech Corporation and Subsidiaries
Consolidated Condensed Balance Sheets

	(Unaudited)
	August 4,	October 29,
(Dollars in thousands, except share data)	2012	2011
Assets
Current assets:
Cash and cash equivalents	$933	$877
Trade receivables, net of allowances of $2,955 and $2,437, respectively	146,857	156,432
Inventories, net of inventory reserves of $9,461 and $9,152, respectively	98,248	91,186
Prepaid expenses and other current assets, net	27,122	26,367
Assets held for sale	2,624	2,744
Total current assets	275,784	277,606
Property, plant and equipment, net	197,722	208,074
Goodwill	47,466	47,466
Other intangible assets, net	11,604	12,872
Other long-term assets	4,566	3,684

Total assets	$537,142	$549,702
Liabilities and shareholders’ equity
Current liabilities:
Current maturities of long-term debt	$22,610	$25,211
Accounts payable	134,210	140,628
Accrued liabilities	34,482	30,919
Total current liabilities	191,302	196,758

Long-term debt, less current maturities	119,931	132,000

Other long-term liabilities:
Deferred taxes	41,668	41,676
Other long-term liabilities	6,800	6,336
Total liabilities	359,701	376,770
Shareholders’ equity
Preferred stock (authorized: 4,000,000 shares, par value $1.00) Issued: None	—	—
Common stock (authorized: 55,000,000 shares, par value $0.75) Issued: 33,131,846 shares; outstanding: 30,795,692 and 30,831,919 shares, respectively	24,849	24,849
Contributed capital	202,172	201,945
Accumulated loss	(7,770)	(11,031)
Treasury stock, at cost, 2,336,154 and 2,299,927 shares, respectively	(48,210)	(49,286)
Accumulated other comprehensive income	6,400	6,455
Total shareholders’ equity	177,441	172,932

Total liabilities and shareholders’ equity	$537,142	$549,702

Spartech Corporation and Subsidiaries
Consolidated Condensed Statements of Cash Flows

	Nine Months Ended
	August 4,	July 30,
(Unaudited and dollars in thousands)	2012	2011
Cash flows from operating activities
Net earnings	$3,259	$6,660
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,838	23,868
Stock-based compensation expense	1,406	2,200
Restructuring and exit costs	897	510
Loss on disposition of assets, net	161	67
Provision for bad debt expense	627	(1,154)
Change in current assets and liabilities	(1,479)	(8,938)
Other, net	388	1,998
Net cash provided by operating activities	29,097	25,211
Cash flows from investing activities
Capital expenditures	(13,281)	(19,191)
Proceeds from the disposition of assets	115	420
Net cash used by investing activities	(13,166)	(18,771)
Cash flows from financing activities
Bank credit facility borrowings, net	(11,345)	(7,504)
Payments on notes and bank term loan	(2,467)	(378)
Payments on bonds and leases	(372)	(395)
Debt issuance costs	(1,597)	(1,558)
Sale of treasury stock	2	—
Stock-based compensation exercised	(103)	(299)
Net cash used by financing activities	(15,882)	(10,134)
Effect of exchange rates on cash and cash equivalents	7	2
Increase (decrease) in cash and cash equivalents	56	(3,692)
Cash and cash equivalents at beginning of period	877	4,900
Cash and cash equivalents at end of period	$933	$1,208

Non-GAAP Reconciliations

Within this press release we have included operating earnings (GAAP) to operating earnings excluding special items (Non-GAAP), net earnings from continuing operations (GAAP) to net earnings from continuing operations excluding special items (Non-GAAP) and net earnings from continuing operations per diluted share (GAAP) to net earnings from continuing operations per diluted share excluding special items (Non-GAAP). Special items consist of restructuring and exit costs. We have also excluded the operations of our discontinued wheels, profiles, marine, Donchery sheet and Arlington, Texas compounding operations throughout this press release and in the presentation below. The only adjustment reconciling GAAP to non-GAAP results is restructuring and exit costs. The GAAP results include the beneficial impact from a lower effective tax rate in the current year period as well as the adverse impact of a higher effective tax rate in the prior year period. The non-GAAP results have not been adjusted for any changes in tax rates.

We use these measurements to assess our ongoing operating results without the effect of these adjustments and compare such results to our historical and planned operating results. We believe these measurements are useful to help investors to compare our results to previous periods and provide an indication of underlying trends in the business. Such non-GAAP measurements are not recognized in accordance with generally accepted accounting principles (GAAP) and should not be viewed as an alternative to GAAP measures of performance.

The following tables reconcile (GAAP) to (Non-GAAP) measures:

	Three Months Ended		Nine Months Ended
	August 4,	July 30,	August 4,	July 30,
(unaudited and in thousands, except per share data)	2012	2011	2012	2011
Operating earnings (GAAP)	$5,140	$8,325	$13,161	$13,603
Restructuring and exit costs	897	174	897	1,550
Operating earnings excluding special items (Non-GAAP)	$6,037	$8,499	$14,058	$15,153
Net earnings from continuing operations (GAAP)	$1,838	$2,988	$3,241	$3,996
Restructuring and exit costs, net of tax	628	110	628	976
Net earnings from continuing operations excluding special items (Non-GAAP)	$2,466	$3,098	$3,869	$4,972
Net earnings from continuing operations per diluted share (GAAP)	$0.06	$0.10	$0.10	$0.13
Restructuring and exit costs, net of tax	0.02	—	0.02	0.03
Net earnings from continuing operations per diluted share excluding special items (Non-GAAP)	$0.08	$0.10	$0.12	$0.16

The following table reconciles operating earnings (loss) (GAAP) to operating earnings (loss) excluding special items (Non-GAAP) by segment (in thousands):

	Three Months Ended			Three Months Ended
	August 4, 2012			July 30, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$6,871	$897	$7,768	$6,366	$(86)	$6,280
Packaging Technologies	4,031	—	4,031	6,855	—	6,855
Color and Specialty Compounds	2,077	—	2,077	2,854	260	3,114
Corporate	(7,839)	—	(7,839)	(7,750)	—	(7,750)
Total	$5,140	$897	$6,037	$8,325	$174	$8,499

	Nine Months Ended			Nine Months Ended
	August 4, 2012			July 30, 2011
	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items	Operating Earnings (Loss) (GAAP)	Special Items	Operating Earnings (Loss) Excluding (Non-GAAP) Special Items
Segment
Custom Sheet and Rollstock	$18,680	$897	$19,577	$19,058	$372	$19,430
Packaging Technologies	12,911	—	12,911	17,855	247	18,102
Color and Specialty Compounds	6,074	—	6,074	264	925	1,189
Corporate	(24,504)	—	(24,504)	(23,574)	6	(23,568)
Total	$13,161	$897	$14,058	$13,603	$1,550	$15,153